UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2015

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2015, Avista Corporation (Avista Corp. or the Company) issued $100.0 million of 4.37 percent First Mortgage Bonds due in 2045 under a bond purchase agreement with five institutional investors in the private placement market. The new First Mortgage Bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments.

In connection with the pricing of the First Mortgage Bonds in September 2015, the Company cash settled five interest rate swap contracts (notional aggregate amount of $75.0 million) and paid a total of $9.3 million, which will be amortized as a component of interest expense over the life of the debt.

The total net proceeds from the sale of the new bonds were used to repay a portion of the borrowings outstanding under the Company’s $400.0 million committed line of credit and for general corporate purposes.

The bonds have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Avista Corp.’s issuance of $100.0 million of 4.37 percent First Mortgage Bonds due in 2045 under Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

4.1    Fifty-Eighth Supplemental Indenture, dated as of December 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	December 18, 2015	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer